Exhibit 99.(k)(3)

ORGANIZATOINAL AND OFFERING EXPENSE REIMBURSEMENT AGREEMENT

This Organizational and Offering Expense Reimbursement Agreement (the “Agreement”) is made this 28th day of May, 2026, by and between Morgan Stanley Private Markets and Alternatives Fund - Growth, a Delaware statutory trust (the “Fund”), and iCapital Fund Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment management agreement, dated May 28, 2026, entered between the Fund and the Adviser, as may be amended or restated; and

WHEREAS, the Adviser has incurred the Fund’s organizational costs and the initial offering costs associated with the Fund’s continuous offering of shares, including, but not limited to, legal expenses and printing costs; and

WHEREAS, the Fund and the Adviser have determined that it may be appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.      Expense Reimbursement

(a)	The Adviser has incurred the Fund’s organizational costs and the initial offering costs associated with the Fund’s continuous offering of shares including, but not limited to, legal expenses and printing costs. The Fund shall reimburse the Adviser for any such incurred costs and expenses within 3 years of the Adviser incurring such expenses subject to the limitation that a reimbursement (an “Adviser Recoupment”) will be made only if and to the extent that: (i) the Fund’s net assets exceed $250,000,000; and (ii) that upon payment, the Adviser Recoupment does not cause (a) the Fund’s net assets to fall below $250,000,000 and/or (b) the Fund’s total annual fund expenses after any expense reimbursement to exceed 1.25% of the Fund’s average daily net assets for the prior month on an annualized basis; provided that at the time the Adviser requests reimbursement of such costs, it provides to the Fund a record of the amount of such costs, the date incurred, and the purpose of the costs.

2.      Termination and Survival

(a)	This Agreement shall become effective as of the date first written above.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any expenses that have not been reimbursed by the Fund to the Adviser.

3.     Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, as may be amended or restated, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended only in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Morgan Stanley Private Markets and Alternatives Fund - Growth

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	President

iCapital Fund Advisors LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Authorized Signatory

[Signature Page to Organizational and Offering Expense Reimbursement Agreement]